Exhibit 2

OI S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.3.0029520-8

GENERAL MEETING OF DEBENTURE HOLDERS OF THE 5TH ISSUANCE OF NON-CONVERTIBLE UNSECURED DEBENTURES, IN TWO SERIES, FOR PUBLIC DISTRIBUTION, OF OI S.A. (DEBENTURES ORIGINALLY ISSUED BY TELEMAR NORTE LESTE S.A.)

1. DATE, TIME AND PLACE: On January 26, 2015, at 10 a.m., at the headquarters of Oi S.A. (the “Company”), located at Rua Lavradio, No. 71, Downtown, in the City and State of Rio de Janeiro.

2. CALL NOTICE: Call Notice published on December 15, 2014 in the newspapers Valor Econômico and DOERJ on December 15, 16, and 17, 2014.

3. ATTENDANCE: Debenture Holders representing 93.24% of the non-convertible debentures of the 5th (fifth) issuance in two series, originally issued by Telemar Norte Leste S.A. and later transferred to the Company (“Debenture Holders,” “Debentures” and “Issuance,” respectively), as verified by the signatures on the Debenture Holders’ Attendance List attached as Annex I.

3. CHAIR: Chairman: Mr. Fábio Dutra Mônaco and Secretary: Ms. Juliana Vieira Cioni.

4. AGENDA: To discuss (1) the authorization to complete the corporate restructuring that aims to raise the level of the Company’s corporate governance on the BM&F Bovespa and/or the merger of shares by Telemar Participações S.A. (“Merger of Shares”) and the Company, pursuant to art. 231 of the Corporations Law; and (2) temporary waiver of the calculation of the financial covenants described in Section 6.21, item XV of the Indenture of the 5th Issuance of Unsecured Non-Convertible Debentures (originally issued by Telemar Norte Leste S.A.) (the “Indenture”), during the four (4) quarters of 2015 with the determination of such covenants to be reinstated beginning in the first quarter of 2016 (inclusive).

5. DECISIONS: The General Meeting was properly convened. The legal representative of the Issuer requested that matters on the agenda not be discussed on this date by the

Debenture Holders, because they are still under negotiation between the Issuer and the Debenture Holders, with respect to such items that may result in the assumption of new obligations and the creation of new acceleration events of the Debentures, which, in order to be implemented, would require a signed amendment to the Indenture. The result of these negotiations will be a new General Meeting of Debenture Holders with a new agenda, which is to include all of the matters that should be discussed and amendment to the Indenture. The President put the proposal up for vote, and it was approved by all Debenture Holders present. Therefore, no discussion took place on the matters on the agenda, and they were duly removed.

8. CLOSING: With no further matters to be discussed, the Meeting was closed of which these minutes were drawn up, read and approved, and signed by the President, the Secretary, by the Debenture Holders and the Trustee.

Rio de Janeiro, January 26, 2015.

Fábio Dutra Mônaco Chairman	Juliana Vieira Cioni Secretary

As Trustee:

GDC Partners Serviços Fiduciários DTVM Ltda.

Name:
Position:

Debentures Issuer:

Oi S.A.

Name:	Name:
Position:	Position:

Annex I

LIST OF DEBENTURE HOLDERS OF THE 5TH ISSUANCE OF DEBENTURES BY OI S.A. (SUCCESOR OF TELEMAR NORTE LESTE S.A.)

GENERAL MEETING OF DEBENTURE HOLDERS HELD ON JANUARY 26, 2015

Debenture Holders	Number of Debentures	Representative (Manager)	Signatures
Brasilprev Top Tp Fundo de Investimento Renda Fixa	5,000	BB Gestão de Recursos - DTVM S.A.

Atuarial 09 FIM BD - Credito Privado	44

Atuarial 09 FIM CV - CP	9

Atuarial 10 FIM BSPS - CP	20

Atuarial 14 FIM CV - CP	36

Atuarial 10 FIM BD - Credito Privado	33

Atuarial 14 FIM BD - Credito Privado	117

Atuarial 04 FIM BD - Credito Privado	11	Fundação CESP

Atuarial 11 FIM BD - Credito Privado	617

Atuarial 06 FIM BD - Credito Privado	230

Atuarial 02 FIM BD - Credito Privado	148

Atuarial 01 FIM CV - Credito Privado	52

Atuarial 11 FIM CV - CP	94

Atuarial 03 FIM BD - Credito Privado	80

Atuarial 01 FIM BSPS - Credito Privado	511

Atuarial 02 FIM BSPS - Credito Privado	303

Atuarial 03 FIM BSPS - Credito Privado	223

Atuarial 06 FIM BSPS - CP	154

Atuarial 08 FIM CV - Credito Privado	48

Atuarial 11 FIM BSPS - Credito Privado	1,289

Atuarial 14 FIM BSPS - Credito Privado	192

Atuarial 04 FIM CV - Credito Privado	54

Atuarial 04 FIM BSPS - CP	38

Atuarial 01 FIM BD - Credito Privado	307

Atuarial 02 FIM CV - Credito Privado	31

Atuarial 03 FIM CV - Credito Privado	456

Atuarial 06 FIM CV - Credito Privado	92

Atuarial 08 FIM BD - Credito Privado	129

Atuarial 08 FIM BSPS - Credito Privado	228

Atuarial 09 FIM BSPS - CP	59

Atuarial 10 FIM CV - CP	3

Ouro Preto FI RF Credito Privado	250	Sul América Investimentos DTVM S.A.

Concordia Institucional FI Renda Fixa Credito Privado	500	Concordia S.A. CVMC e Commodities

Icatu Capitalização S.A.	500

Icatu Seguros S.A.	300

Icatu Vanguard ENERPREV Fundo de Invetimento Renda Fixa Credito Privado Longo Prazo	20	Icatu Vanguarda Administração de Recursos Ltda.

Icatu Vanguarda Inflação Longa FI Renda Fixa	81	Icatu Vanguarda Administração de Recursos Ltda.

Icatu Seg Inflação Fundo de Investimento Renda Fixa	120	Icatu Vanguarda Administração de Recursos Ltda.

Icatu Vanguarda Proteção Real FI Renda Fixa Credito Privado	46	Icatu Vanguarda Administração de Recursos Ltda.

Icatu Seg FI IPCA Renda Fixa Previdencia	74	Icatu Vanguarda Administração de Recursos Ltda.

Icatu Vanguarda Credito Privado IPCA Fundo de Investimento Renda Fixa Longo Prazo	80	Icatu Vanguarda Administração de Recursos Ltda.

ENERPREV ALM PSAP CV FI Renda Fixa	39

ENERPREV ALM PSAP BD FI Renda Fixa	145	Banco BNP Paribas Brasil S.A.

ENERPREV ALM PSAP BD FI Renda Fixa	208

FPRF4 Aguia Fundo de Investimento Multimercado Previdnciarios Credito Privado	3,000	Fundação de Assistência e Previdência Social do BNDES-FAPES

Fundação Vale do Rio Doce de Seguridade Social - VALIA	2,460

TOTAL	18,431